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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


Contact:  Wil Goodrich, Vice President-Director of Marketing (209) 438-2600


                    REGENCY BANCORP HAS RECORD MID-YEAR EARNINGS


     FRESNO, JULY 9 -- Fresno-based Regency Bancorp, parent company of Regency Bank and Regency Investment Advisors, Inc., today announced that it earned $1.15 million or $0.44 per share in the first six months of 1998. This was an increase of $3.05 million over the same period last year when it recorded a loss of $1.91 million or $1.03 per share.

     At mid-year 1997, the company wrote down the assets of its real estate development subsidiary, Regency Service Corporations (RSC), and expanded its reserves against the subsidiary's losses anticipated in finalizing its FDIC-mandated divestiture of those assets. This action resulted in the second quarter loss of 1997 and for the year itself.

     RSC, at June 30, 1997, held 260 single family real estate units for sale, representing assets of $11 million. In the 12 months since that date, RSC has sold 255 of these homes and lots leaving five units remaining at June 30, 1998. The carrying value of those five units has been reduced to zero on the company's books. This is the first time since the end of 1984 that the company has not carried real estate investment assets on its balance sheet.

     Steve Hertel, chairman, president and chief executive officer of Regency Bancorp, stated that "the elimination of RSC's holdings has allowed Regency to dramatically increase its earning assets, most significantly in its loan portfolio. Total loans increased to a record $142.4 million at the end of the second quarter, up 26.6% from June 30, 1997. In the last year, earning assets have grown by $27.2 million while total assets are up $19.2 million to a record $205.6 million at June 30, 1998. This

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tremendous growth in loans and other earning assets has allowed the company to improve its net interest margin to 7.65% from 6.09% a year ago."

     Hertel also announced that "Regency Investment Advisors, Inc., our S.E.C.- registered money management subsidiary, closed out the second quarter by exceeding the $100 million mark in assets under management. This represents a 421% increase in assets under management since the firm was established in August of 1993.

     "In the first half of this year," he continued, "Regency Bancorp was accepted as a member of the Nasdaq National Market where its stock now trades under the symbol REFN. The bank also took steps to become both a Federal Reserve and Federal Home Loan Bank member.

     Regency Bancorp's net income for the second quarter of 1998 was $628,000, the fourth consecutive quarter of such growth. Following the second quarter of 1997, the company has earned $301,000, $333,000, and $519,000 in succeeding quarters.

     In conjunction with record loans and assets, the company reported that total deposits also reached a new high of $182.3 million, an increase of $11.5 million from the end of the same period a year ago. Shareholders' equity reached an all time high at June 30, 1998, at $19.9 million as compared to $12.0 million a year ago. Discounting $5.9 million in additional capital raised at the end of 1997, the increase as a result of the company's excellent performance was 16.7%.

     "In addition to improving revenue," Hertel added, "we have successfully focused on expenses. Our goal is to continually improve our efficiency by controlling operational costs as the company grows. Over the past year, operating efficiency has shown steady improvement. Non interest expense to average assets, one key measurement of efficiency, has dropped from 9.28% for the first six months of 1997 to 5.31% at June 30, 1998. Also, our efficiency ratio has improved from 151.62 a year ago to 63.71 at this year's mid point. Both improvements are a direct result of eliminating RSC's land development activities."

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     In surpassing the $140 million plateau in total loans, the bank achieved a
78.1% loan to deposit ratio at mid-year. Its loan loss reserve grew from 1.68% of total loans a year ago to 1.84% at June 30, 1998, and non performing loans as a percentage of total loans dropped from 2.22 last year to 1.22 at mid-year, 1998. Of this 1.22%, 0.70% were RSC loans made to facilitate the sale of the subsidiary's properties, only 0.52% were Regency Bank loans.

     The company's return on average assets for the second quarter improved to 1.27% compared to a negative 4.61% for the same period last year. Return on average common equity for this year's second quarter was 12.82% versus a negative 61.30% for last year's second quarter.

     Regency Bancorp and its subsidiaries have served Fresno and the Central Valley since December of 1980. The company currently provides banking to the greater Fresno market and Madera County through its three branches and has a government-guaranteed loan production office in Modesto. Its stock trades on the Nasdaq National Market System under the symbol REFN with market makers such as: Van Kasper & Co., Hoefer & Arnett, and Sutro & Co., as well as other financial firms such as Banc Stock Financial Services.

                                        # # #

CERTAIN MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES, WHICH COULD IMPACT FUTURE FINANCIAL PERFORMANCE, INCLUDE, AMONG OTHERS, (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN THE INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (6) CHANGES IN SECURITIES MARKETS. THEREFORE, THE INFORMATION SET FORTH HEREIN SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES.

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Regency Bancorp -- Summary Financial Data

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
                                            FOR THE THREE MONTHS            FOR THE 6 MONTHS
                                                ENDED JUNE 30,                ENDED JUNE 30,
                                         --------------------------    --------------------------

RESULTS OF OPERATIONS:  $(000)
    Interest income                          4,694          3,659          8,818          7,107
    Interest expense                         1,313          1,330          2,596          2,609
  Net interest income                        3,381          2,329          6,222          4,498
    Provision for credit losses                150            835            275            835
  Net interest income after                  3,231          1,494          5,947          3,663
    Non interest income                        676            619          1,163          1,400
    Non interest expense                     2,815          5,806          5,119          8,351
  Income/(loss) before income                1,092         (3,693)         1.991         (3,288)
    Income taxes/(benefit)                     463         (1,551)           843         (1,381)
  Net income/(loss)                            629         (2,142)         1,148         (1,907)
BALANCE SHEET:  (END OF PERIOD)
  Total Assets                                                           205,632        186,870
  Total Loans                                                            142,381        112,434
  Investments                                                             37,098         37,199
  Earning assets                                                         182,076        154,917
  Investments in real estate                                                   0         11,260
  Total deposits                                                         182,318        170,862
  Notes payable and capital                                                  528          2,545
  Shareholders' equity                                                    19,918         12,045
FINANCIAL RATIOS:  (PERIOD ANNL.
  Return on average assets                    1.27          (4.61)          1.19          (2.12)
  Return on average equity                   12.82         (61.30)         11.96         (27.77)
  Average equity to average                   9.93           7.53           9.96           7.63
  Avg. earning assets to avg.                89.49          82.39          89.15          81.99
  Efficiency ratio                           63.26         221.65          63.71         151.62
  Net interest margin                         7.65           6.09           7.24           6.09
  Non interest income to avg.                 1.37           1.33           1.21           1.56
  Non interest expense to avg.                5.69          12.50           5.31           9.28
  Loan loss reserve to total                                                1.84           1.68
PER SHARE:
  Earnings per share ($)                       .24          (1.15)           .44          (1.03)
  Dividends ($)                                .00            .00            .00            .00
  Book value (end of period) ($)                                            7.59           6.44
  Market value (end of period) ($)                                         13.88           9.38
  Market to book value (%)                                                  1.83           1.46
  Price earnings (PE) ratio (%)              14.45           ----          15.76           ----
  Shares outstanding                                                   2,624,374      1,871,125
JULY 9, 1998

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